Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745	Contact:	Brad Delco Senior Vice President – Finance investors@jbhunt.com

FOR IMMEDIATE RELEASE

J.B. HUNT ADDS FORMER KANSAS CITY SOUTHERN PRESIDENT AND CEO

PATRICK OTTENSMEYER TO BOARD OF DIRECTORS

Third new board member since 2021 follows the addition of Persio Lisboa and Thad Hill

LOWELL, Ark., January 16, 2024 – J.B. Hunt Transport Services Inc., one of the largest supply chain solutions providers in North America, today announced that Patrick Ottensmeyer has been elected the newest member of its board of directors, effective January 12, expanding the board to 10 total board seats.

Ottensmeyer brings more than 17 years of rail industry experience to the company’s board. He served as president and CEO of Kansas City Southern (KCS), a Class I railroad, from 2015 to 2023, until the completion of the merger creating Canadian Pacific Kansas City (CPKC) in 2023. From 2008 to 2015, he was executive vice president of sales and marketing at KCS and served as executive vice president and Chief Financial Officer at the railroad from 2006 to 2008.

Ottensmeyer served as the U.S. Chairman of the U.S. Chamber of Commerce’s U.S.-Mexico Economic Council (USMXECO) from 2019 to 2023. In this role as leader of the U.S.-Mexico CEO Dialogue, he was instrumental in representing business interests during the formation of the United States-Mexico-Canada Agreement (USMCA) from 2017-2020. He currently serves on the board of directors for the U.S. Chamber of Commerce; for The Greenbrier Companies, a leading international supplier of equipment and services to global freight transportation markets; and for Watco Companies, a single-source transportation and supply chain services company with locations throughout North America and Australia. Ottensmeyer is co-chair of the Brookings Institute USMCA Initiative and chair of the Truman Library Institute. He received the North American Rail Shippers Association Edward R. Hamberger Lifetime Achievement Award in 2023 and was the recipient of Ingram’s Executive of the Year Award the prior year. Also in 2022, he and Keith Creel, then president and Chief Executive Officer of Canadian Pacific (CP), won Railway Age’s Co-Railroaders of the Year Award, in connection with the CP and KCS merger. He received the Railway Age Railroader of the Year recognition for the first time in 2020 and was recipient of Progressive Railroading’s Railroad Innovator Award in 2019.

Ottensmeyer is the third new board member since 2021 for J.B. Hunt and will serve on the board’s Compensation Committee and Nominating and Governance Committee. Last year, Persio Lisboa joined the board following his retirement in 2021 as president and CEO of Navistar, Inc., a global original equipment manufacturer in the transportation industry. His 35-year career included extensive senior executive experience with Navistar. Prior to his top leadership role, Lisboa served as executive vice president and Chief Operating Officer from March 2017 to July 2020 and president, operations from November 2014 to February 2017. He was named the company’s Chief Procurement Officer in 2011 and vice president of purchasing and logistics in 2008. Prior to these roles, Lisboa held multiple management positions within Navistar’s North American and South American operations.

Thad Hill was elected to the board in 2021. Hill is CEO of Calpine Corporation (Calpine), one of the nation’s largest independent competitive power companies operating power plants and retail businesses in 22 states and Ontario, Canada. Hill has led Calpine since 2014, when he was promoted from president and Chief Operating Officer to his current position. Prior to joining Calpine, Hill was Executive Vice President of NRG Energy and president of NRG Texas, where he was responsible for NRG’s largest regional business.

The Board of Directors of J.B. Hunt Transport Services Inc. is composed of individuals with a variety of business and financial experience and backgrounds who represent the balanced interest of stockholders. Nominees for Directors are selected on the basis of, among other criteria, relevant business and financial expertise and experience, including the highest character and integrity, and freedom from conflicts of interest that would interfere with performance as a director. The Board maintains diversity in both gender and ethnic representation by selecting Directors whose backgrounds, attributes and experiences will contribute to the high standards of board service to the company. More information about the company’s governance is available at investor.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services Inc. is on a mission to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country with more than 163,000 pieces of trailing equipment and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is a Fortune 500 company, an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.